NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

PORTFOLIO
Guardian Portfolio
International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2017